Communications Site License Agreement

THIS COMMUNICATIONS SITE LISENCE AGREEMENT (This “License Agreement”) is dated this 11th day of June 2003 (herein, the “Effective Date”), by and between Frontier Radio Inc. (“Licensor”) and SkyBridge Wireless, Inc. (“Licensee”).

WHEREAS, licensor desires to license to Licensee, and Licensee desires to license from Licensor, all upon the terms and conditions set forth herein, certain space on a tower operated by Licensor upon which Licensee has mounted, or intends to mount, one or more antennas owned and/or operated by licensee, together with related and ancillary equipment, and certain space within a building owned or leased by Licensor in which Licensee intends to install other equipment and devices used in connection with the operation of the antennas; and

WHEREAS, the parties acknowledge that, although this agreement was facilitated by Frontier Radio, Inc (“Frontier”), and Frontier manages the premises on behalf of the Licensor, this agreement is between Licensee and Licensor only, and Frontier is not a party to this agreement.

NOW, THEREFORE, for and in consideration of the premises and the terms and mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee hereby agree as follows:

1.	Definitions. In addition to all other terms defined herein, the following terms shall have the following meanings:

a.	“Governmental Authority” means any federal, state or local governmental, quasi-governmental, administrative, regulatory division or authority with legal, administrative or regulatory authority over any person with respects to the application, administration and/or enforcement of Rules and Regulations.

b.	“License Agreement” means this Communications Site License Agreement and any and all subsequent amendments, extensions, supplements and modifications hereto or hereof.

c.	“Occupant” means any person from the time entitled to the use and occupancy of any portion of the property under an ownership right or any lease, sublease, license, concession, or other similar agreement.

d.	“Permittee” means all occupants and the officers, directors, employees, agents, contractors, customers, guests, patrons, venders, suppliers, visitors, invitees and licensees of Occupants insofar as their activities relate to the intended development, use and occupancy of the Property.

e.	“Person” means any individual, partnership, firm association, corporation, trust, limited liability company or any other form of business or government entity.

f.	Rules and Regulations” means all laws, statutes, codes, rules, regulations, restrictions, ordinances, consents, approvals and other requirements imposed or granted by an applicable Governmental Authority.

2.	Premises

a.	Licensor hereby grants to Licensee the following rights (collectively, the “License”); (i) a limited non-exclusive license to install, maintain and operate Licensee’s wireless communications equipment and appurtenances on a tower owned and/or operated by Licensor (the “Tower”), including one or more antennas at a centerline height of forty five (45) feet above ground level on the Tower, which is located on certain real property owned or leased by Licensor and more particular described on Exhibit “A” attached hereto and incorporated herein by this reference (the “Property”), and (ii) a limited non-exclusive license to install, maintain, operate and otherwise use Licensee’s equipment cabinet or compound and related devices owned by Licensee within a space consisting of a four (4) square feet portion of the property identified as the operation site on Exhibit “B” attached hereto (the space in which the operations site is to be occupied by Licensee on the Property and the Tower are hereinafter referred to collectively as the “Premises”.)

b.	Licensor also grants Licensee, in common with other Permittees entitled to use the same, a non-exclusive reasonable right of access to the Premises twenty-four (24) hours per day, seven (7) days per week during the Term (as hereinafter defined) for the purpose of installing and maintaining the equipment (as hereinafter defined). The access is subject to revocation by Licensor at any time and from time to time to exclude and restrain any Person who is not a Permittee from accessing the Premises, as well as other provisions contain in the agreement.

c.	The Premises are delivered in an “AS IS” condition by Licensor. Licensee acknowledges and agrees that it has visited and inspected the Premises and hereby accepts the physical condition thereof. Licensee further acknowledges that no representation or warranties have been made to Licensee or Licensor as to the condition or suitability of the Premises, including the Tower, or as to any engineering or other operational data. Licensee is solely responsible for determining all aspects as the suitability, acceptability, accuracy and adequacy of the Premises for the Licensee’s intended use.

d.	Licensor shall have the right, with no less than thirty (30) days’ prior written notice to Licensee, to require Licensee to relocate the Premises to another area within the property, at Licensee’s sole cost expense, provided, however, that the area to which the Premises are relocated, whether in the building or on the Tower, shall be substantially similar in size and functionality to the Premises.

3.	Use. Licensee shall use the Premises solely for the receipt and transmission of wireless communications signals. The use granted Licensee by this License shall be non-exclusive and is limited in accordance with the terms and conditions of this License Agreement.

4.	Term. The Term of this license shall be for a period of six (6) months, commencing on the earlier to occur of the first day of July, 203 or the date on which Licensee commences installation of the Equipment (as hereafter defined) (the earlier of such dates is herein, the “Commencement Date”), and expiring on the six month anniversary of the Commencement Date (the “Term”). Licensee agrees to provide immediate written notice to Licensor of Licensee’s commencement of the installation of the equipment.

5.	No Renewal Terms No right to renewal Terms are granted herein. Licensee agrees and understands that this License Agreement shall expire in accordance with Section 4 above and Licensee shall have no rights to renew this License Agreement unless Licensor and Licensee enter into a separate agreement or this License Agreement is amended in writing.

6.	Fee

a.	During the Term, Licensee shall pay to licensor the sum of One Thousand Eight Hundred and 00/100 Dollars ($1,800.00) (the “Fee”), to be paid in equal monthly installments of and Three Hundred and 00/100 dollars ($300.00), On the first day of each month in advance to Licensor at Licensor’s address as specified herein.

b.	Appropriate proration shall be made if the Term does not commence on the first day of a calendar month, or if the date of termination of the License Agreement is not the last day of a calendar month. All payments of the Fee shall be made by Licensee without deduction or offset or prior notice or demand from Licensor. Any payment of the Fee or other amount due hereunder not received by Licensor within ten (10) days of the date when due shall be subject to a late payment charge of ten percent (10%) OF THE AMOUNT WHICH IS OVERDUE.

7.	Conditions. The parties’ obligations under this License Agreement are subject to the continuing satisfaction by Licensee that it shall secure and maintain all appropriate and required approvals for Licensee’s intended use of the Premises from the Federal Communications Commission (the “FCC”), the Federal Aviation Administration (the “FCC”) and any other Governmental Authority having jurisdiction over Licensee’s proposed use of the Premises. Licensee’s inability (following all reasonable efforts) to successfully satisfy these conditions or the occurrence of any other event which effective prohibits Licensee’s intended use of the Premises shall relieve Licensee and Licensor from any obligation to perform under the License and Licensee shall remove the equipment and vacate the Premises as soon thereafter as reasonably practicable, but in no event later than ten (10) days thereafter. In the event that the Equipment is not removed within such time period, then Licensee shall be liable to pay to Licensor the Holdover Equipment Fee (as defined in paragraph 8b) from and after the expiation of such time period until the equipment is removed.

8.	Improvement by Licensee

a.	Plans, Structural Analysis and RF Analysis. Prior to commencement of any construction or installation of improvements on the Premises by Licensee, Licensee shall furnish, for review and approval by Licensor, which approval shall not be unreasonably withheld, delayed or conditioned, plans and specifications which may be required by Licensor for such construction or installation of such improvements. Prior to the installation of Licensee’s Equipment or any substitutions, replacements or accessions thereto, Licensee shall upon written request of the Licensor conduct a structural analysis and wind load analysis of the Tower at Licensee’s sole cost and expense which should include any existing loads and the projected load of Licensee’s antennas, cabling and appurtenances. Prior to the installation of Licensee’s Equipment on the Tower, upon the written request of the Licensor, Licensee shall conduct at Licensee’s sole cost and expense a radio frequency interference analysis (“RF Analysis”) of the Equipment with all other equipment which is on the tower as of Commencement Date. Licensee shall be solely responsible for and shall indemnify Licensor from all reasonable costs and expenses associated with such structural analysis, RF Analysis and the design and construction of platforms, antenna systems, cable runs and any other modification of any type to the Premises. Licensee shall be responsible for securing all building permits from any and all applicably Governmental Authorities prior to commencement of any construction or installation. Copies of the construction permit issued to Licensee shall be provided to Licensor prior to the commencement of construction. All work performed at the Property in connection with the installation or modification of the Equipment and the work described in the subparagraph (a) shall be performed by Licensee or by one or more contractors approved by Licensor, such approval not to be unreasonably withheld or delayed. Licensee shall require all contractors, as a condition to their engagement, to agree to be bound to Licensee by provisions substantially identical to those included in this Agreement, specifically those relating to the indemnification of Licensor and insurance requirements.

b.	Equipment Licensee’s communications system, including antennas, radio equipment and operating frequency, cabling and conduits, shelter and/or cabinets, and any other personal property owned or operated by Licensee, which Licensee anticipates shall be located by Licensee on the Premises, is more particularly described on Licensee’s collocation application, a copy of which is attached hereto as Exhibit “C” (the “Equipment”) Licensee shall attach Exhibit “D” to this License Agreement, copies of all FCC operating licenses, other licenses and permits which Licensee has been issued pertinent to this License Agreement. All of the Equipment shall be clearly marked to show Licensee’s name, address, telephone number and the name of the person to contact in case of emergency, FCC call sign, frequency and location. All coaxial cable relating to the Equipment shall be identified in the same manner at the bottom and top of the line, At Licensor’s request, Licensee shall promptly deliver to Licensor written proof of compliance with all applicable Rules and Regulations in connection with the installation of the Equipment. Licensee shall not construct or install any equipment or improvements on the Premises or operate any operating frequency other than that described on Exhibit “C”. The Equipment shall remain Licensee’s exclusive personal property throughout the Term and upon termination of the License. Licensee shall have the right to remove all Equipment and Licensee’s sole expense on or before the expiration or earlier termination of the Licensee; provided that Licensee repairs any damage to the Premises or the Tower caused by such removal, reasonable wear and tear to pads, utilities, fixtures and similar items excepted. If Licensee does not remove the Equipment on or prior to the expiration or termination of this License Agreement, Licensee shall remove such Equipment within a reasonable period after written notice from the licensor thereafter and shall pay the Licensor an amount equal to one hundred and twenty-five percent (125%) of the fee then in effect during such a hold over period during which any portion of the Equipment is actually located on the Tower (the “Holdover Equipment Fee”).

c.	Compliance with Governmental Rules. Licensee shall provide all materials and shall pay for all labor for the construction, installation, operation, maintenance or repair of the equipment, and shall cause all such work to be performed in a good and workmanlike manner and completed in a lien-free condition. All construction, installations and operations in connection with this License Agreement by Licensee shall meet with all applicable Rules and Regulations of the FCC, FAA and all other applicable Governmental Authorities.

9.	Utilities. All utility services installed on the premises for the use or benefit of Licensee shall be made at the sole cost of and expense of Licensee and shall be separately metered from the Licensor’s utilities. In the event that Licensee requires an electric power supply and/or usage different from that currently at the Property, then Licensee shall, at its sole cost and expense, obtain such power supply. Any work performed in connection with connecting such power supply to the Licensee’s Equipment shall comply with all applicable Rules and Regulations.

10.	Taxes and Assessments Except as provided immediately below, Licensor shall pay all real property taxes and assessments Licensor is obligated to pay with respect to the Property. Licensee shall reimburse Licensor for any increases in such real property taxes. As a condition of Licensee’s obligation to pay such Assessments, Licensor shall provide to Licensee the documentation from the taxing authority, reasonably acceptable to Licensee, indicating the increase is due to Licensee’s improvements. In the event any sales, use or other tax shall he payable by Licensor in connection with this License Agreement. Licensee shall reimburse Licenser on demand for such payments or shall furnish necessary documentation to the appropriate Governmental Authority to show that the payments hereunder shall be exempt from such sales, use or other taxes.

11.	Interference; Emissions.

a.	Licensee agrees not to install additional equipment of types and radio frequencies which will cause material interference to normal communications operations being conducted from the Property or the Tower by Licensor or other occupants of the Premises which are in place as of the Commencement Date (the “Pre-Existing Users”), Licensee covenants that the Equipment installed by Licensee shall comply with all applicable laws, ordinances and regulation, including but not limited to those regulations promulgated by the FCC. In the event the Equipment causes such interference to Pre-Existing Users, Licensee will take the steps necessary to correct and eliminate the interference. If such interference cannot be eliminated with forty-eight (48) hours after receipt by Licensee of notice from Licensor describing the existence of the interference, Licensee or Licensor shall reduce or temporarily disconnect the electric power to such levels to cancel interference and, if necessary, shut down the Equipment until such interference is corrected. If it is determined that any such interference cannot be rectified, then Licensor may, at its option, terminate this License Agreement upon written notice the Licensee, whereupon Licensee shall vacate the Premises and remove the Equipment at its sole cost and expense as soon thereafter as reasonably practicable, but in no event later than Ten (10) days thereafter. In the event that the Equipment is not removed within such time period, then Licensee shall be liable to pay to Licensor the Holdover Equipment Fee (as defined in paragraph 8(b)) from and after the expiration of such time period until the Equipment is removed.

b.	Licensor shall impose upon future licensees a duty to refrain from interfering with Licensee which is similar to that set forth herein. However, in the event that the operation of Licensee’s Equipment shall interfere with any other radio communications systems and equipment installed at the Properly after the date of Licensee’s initial installation of the Equipment or any future modifications thereof, Licensee shall cooperate fully wilt Licensor and any future Occupant injured by Licensee’s interference (a “Future Party”) to remedy the interference. Licensee shall do whatever Licensor deems reasonably necessary to cure such interference, provided, however, that all costs related to remedying such interference shall be the responsibility of the Future Party, unless such interference is proven to be due to failure, defects or deficiencies in Licensee’s systems or Equipment or the installation thereof.

c.	Licensee hereby acknowledges that Licensor has licensed, and will continue to license, space at and upon the Property to third parties for the installation and operation of radio communication facilities. Licensee accepts this License Agreement with this knowledge and waives any and all claims against Licensor resulting from or attributable to interference caused by present or future equipment, facilities or methods of operation employed by Licensor is its business on the Property. Licensee also waives any and all claims against Licensor arising from interference resulting to Licensee by virtue of equipment, facilities or operations employed by any other Pre-Existing User or Future Party or other Occupant in its business upon the Property. In the event that any such interference occurs that materially interferes with Licensee’s utilization of the Premises, Licensee, as its sole remedy, in lieu of any and all other remedies at law or in equity, may terminate this License Agreement at any time thereafter by giving Licensor thirty (30) days’ prior written notice to that effect, and such termination shall be effective at the end of such thirty (30) day period; provided, however, that such termination will not be effective if Licensor eliminates such interference within thirty (30) days of Licensee’s termination notice. Licensee shall pay Licensor any Fees due for the period up to the termination of this License Agreement. Any advance payments of the Fee for periods after the termination of this License Agreement: will be reimbursed to Licensee by Licensor within thirty (30) days of the effective date of such termination.

d.	Licensee hereby acknowledges that antenna power output (“RF Emissions”) are presently subject to restrictions imposed by the FCC for RF Emissions standards on Maximum Permissible Exposure (“MPE”) limits. Licensee, at its sole cost and expense, shall be solely responsible for causing the Equipment and Licensee’s activities at the property to be in compliance with all applicable MPE limits and RF Emissions, including, without limitation, performing any and all tests, analyses and similar procedures to determine whether MPE limits are being exceeded at the Premises.

12.	Maintenance and Repairs

a.	Licensee shall perform all repairs and maintenance work necessary or appropriate to the Equipment on or about the Premises or located on to the Premises in good condition, reasonable wear and tear or other casualty excepted.

b.	Licensor, at Licensor’s sole cost and expense, shall maintain the Tower, and any other portion of the Property and improvements thereto in good order and repair, wear and tear, the elements or other casualty excepted. Damage to the Tower or the equipment or improvements of Licensor or others located on the Property or the Tower which results from the acts or omissions of Licensee shall be repaired by Licensee at Licensee’s sole cost and expense, or, at the sole, option of Licensor, Licensee shall reimburse Licensor for the actual and reasonable costs incurred as evidenced by adequate documentation in repairing such damage or replacing such equipment or improvements.

13.	Mechanics’ Liens. Licensee shall promptly discharge or cause to be discharged any mechanics’ or materialmen’s liens or claims of lien filed of otherwise asserted against the Property, the Premises, the Tower or any funds due to any contractor arising from any work to be performed by or on behalf of Licensee hereunder, and any proceedings for the enforcement thereof.

14.	Indemnification.

a.	Licensee shall indemnify, protect and hold Licensor and/or Frontier harmless from (i) all costs of any damage done to Licensor’s or another Occupant’s facilities or equipment located at the Premises that occur as a result of the installation, operation or maintenance of Licensee’s Equipment or other improvements: (ii) any claims, demands, or causes of action for personal injuries, including any payments made under any workmen’s compensation law or any plan of employee’s disability and death benefits, arising out of Licensee’s occupancy of the Premises or the installation, maintenance and operation or removal of Licensee’s Equipment, except only such damages. Costs, claims, causes of action or demands caused solely by the gross negligence or willful misconduct of Licensor or Frontier, as applicable.

b.	Neither Licensor nor Frontier shall not be responsible or liable to Licensee for any loss, damage or expense that may be occasioned by, through or in connection with any acts or omissions of other Occupants or any other third parties operating any equipment on or near the Premises. Licensee hereby assumes the risk of the inability to operate as a result of any structural or power failures at the Property or failure of Licensee or Licensee’s Equipment for any reason whatsoever and agrees to indemnify and hold Licensor and/or Frontier harmless from all damages and costs of defending any claim, or suit for damages of any kind, including but not limited to, business interruption and attorneys’ fees, asserted against Licensor and/or Frontier by reason of such failure.

c.	Licensee shall also indemnify, protect and hold Licensor and, or Frontier harmless from any losses, liabilities, claims, demands or causes of action for claims or liability arising from failure of the Premises to comply with applicable MPE requirements with respect to RF Emissions standards under current or future applicable Rules and Regulations.

d.	Licensee shall also indemnify, protect and hold Licensor and/or Frontier harmless from any losses, liabilities, claims, demands or causes of action for property damage or personal injuries, including any payment made under any worker’s compensation law or any plan of employees’ disability and death benefits arising out of or resulting from any claims, damages, losses, liabilities or causes of action resulting in any way from RF Emissions from: Licensee’s Equipment or any other harmful effect of Licensee’s Equipment.

15.	Environmental Indemnification. Licensor has not been subject to, or received any notice of, any administrative or judicial action, or notice of any intended administrative or judicial action, or received a request for information relating to the presence or alleged presence of hazardous substances in, under, at or upon the Premises or the Property. Licensor hereby covenants and agrees to protect, save, defend, indemnify and hold Licensee harmless for, from and against any and all damages, losses, liabilities, judgments. suits, proceedings, costs, disbursements or expenses (including, without limitation, attorneys’ and experts’ reasonable fees and disbursements) of any kind or of any nature whatsoever incurred by or asserted or awarded against Licensee and arising from the presence of any hazardous substances of the Premises as of the Effective Date. Licensee hereby covenants and agrees to protect, save, defend, indemnify and hold Licensor and/or Frontier harmless for, from and against any and all damages, losses, liabilities, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, attorneys’ and experts’ reasonable fees and disbursements) of any kind or of any nature whatsoever incurred by or asserted or awarded against Licensor and/or Frontier, and arising from (i) the presence, caused or permitted by Licensee of any hazardous substances on the Premises or the Property, or (ii) the disposal, caused or permitted by Licensee, of any hazardous substances from the Premises or the Property, or (iii) any violation, caused or permitted by Licensee, of any environmental law, statute, ordinance, rule or regulation.

16.	Liability Insurance.

a.	Licensee shall carry during the Term of this License Agreement, at Licensee’s sole cost and expense, the following insurance: (i) “All kick” property insurance which insures Licensee’s property for such property’s full replacement cost; and (ii) Comprehensive general liability insurance, including blanket contractual and completed operations coverage, having a minimum limit of liability of $2,000,000, with a combined limit for bodily injury and/or property damage for any one occurrence of $3,000,000, and (iii) excess/umbrella coverage of $10,000,000. Licensee shall name Licensor and Frontier as an additional insured under Licensee’s policies of insurance.

b.	Certificates of insurance acceptable to Licensor shall be filed with Licensor prior to the Commencement Date arid annually thereafter evidencing the required coverages and limits. These Certificates shall contain a provision that coverage afforded under the policies will not be cancelled, altered, or amended or not renewed until at least thirty (30) days’ prior written notice has been given to the Licenses and Frontier.

c.	All insurance required to be carried by Licensee hereunder shall be issued by responsible insurance companies, qualified to do business in the State of Nevada and reasonably acceptable to Licensor. Neither the issuance of any such insurance policy nor the minimum limits specified in this paragraph 10 shall be deemed to limit or restrict in any way Licensee’s liability arising under or out of this License Agreement.

d.	To the extent such waivers are obtainable from insurance carriers, Licensee and Licensor waive their respective right of recovery against the other for any direct or consequential damage to the property of the other including its interest in the Premises and the Equipment by fire or other casualty to the extent such damage is insured against under a policy or policies of insurance. Each such insurance policy carried by either Licensor or Licensee shall include such a waiver of the insurer’s rights of subrogation. Such waiver shall in no way be construed or interpreted to limit or restrict any indemnity or other waiver made by Licensee under the terms of this License Agreement.

17.	Destruction or Condemnation. Licensor and Licensee agree that Licensor shall in no way be liable for loss or use or other damage of any nature arising out of the loss, destruction or damage to the Premises or licensee’s Equipment located thereon, by fire, explosion, windstorms, water or any other casualty or acts of third parties. In the eventt he Premises or any part thereof is damaged or destroyed by elements or any other cause, Licensor may elect to repair, rebuild, or restore the Premises or any part thereof, to at least the same condition as it was immediately prior to such casualty. In such event, the Fee shall cease as of the date of such casualty until the Premises, in Licensor’s opinion, is restored to a usable condition for Licensee’s operations. If Licensor chooses not to repair, restore or rebuild the Premises, Licensor shall send to Licensee a notice of cancellation of this License Agreement within thirty (30) days of such casualty. If this License Agreement is cancelled, the payments required herein shall terminate as of the date of such casualty.

18.	Default. The occurrence of any of the following, after the expiration of any applicable cure or grace period without cure, shall constitute a breach and material default (an “Event of Default”) of this License Agreement by Licensee:

(i)	The failure of Licensee to pay or cause to be paid when due the Fee or any portion thereof or any other charges required by this License Agreement to be paid by Licensee within ten (10) days after such payment is due;

(ii)	The abandonment of the Premises and operation thereof by Licensee for a consecutive period of sixty (60) days or more; or

(iii)	The failure of Licensee to observe, perform or cause to be done any material act, other than payment of monies, required by this License Agreement (except for acts covered by any other provision of this paragraph 18(a)), within thirty (30) days of receipt by Licensee of written notice from Licensor of such failure; or

(iv)	Licensee causing, permitting, or suffering, without the prior written consort of Licensor, any act when this Agreement requires Licensor’s prior written consent or prohibits such act; or

(v)	The occurrence of any event of insolvency or bankruptcy with respect to Licensee, including any of the following by way of illustration:

A.	Any general assignment or general arrangement for the benefit of creditors;

B.	The filing of any petition by or against Licensee to have Licensee adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, unless such petition is filed against Licensee and the same is dismissed within sixty (60) days.

C.	The appointment of a trustee or receiver to take possession of substantially all of the Licensee’s assets or of the Licensee’s interest in this License Agreement; or

D.	The attachment, execution, or other judicial seizure of the Equipment, substantially all of Licensee’s assets or of Licensees interest in this License Agreement; or

(vi)	The failure of Licensee to maintain the insurance required to be maintained pursuant to paragraph 16.

19.	Remedies. Upon the occurrence of an Event of Default, Licensor may, in addition to all other rights or remedies Licensor may have hereunder or at law or in equity, (i) terminate the License and this License Agreement by giving written notice of such termination to Licensee, (ii) accelerate and declare to be immediately due and payable all Fees which would have otherwise been due to Licensor absent an Event of Default hereunder, (iii) terminate electrical power to the Equipment, and (iv) remove the Equipment without being deemed liable for trespass or conversion and store the same at Licensee’s sale cost.

20.	Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing addressed to the respective party as set forth below (or to such different address; as any party may from time to time give notice of to accordance with the provisions of this Section) and may be personally serviced, telecopied or sent by overnight courier or U.S. Mail and shall be deemed given: (a) if served in person, when served; b) it telecopied, on the date of transmission if before 5:00 p.m.. (Las Vegas time) (any notice received after such time shall be deemed received on the next business day)) provided that a hard copy of such notice is also sent pursuant to clause (c) or (d) below; (c) if by overnight courier, on first business day after delivery to the courier; or (d) if by U.S. Mail, on the fourth (4th) day after deposit in the mail, postage prepaid, certified mail, return receipt requested.

If to Licensor: If to Licensee:	Frontier Radio 270 East Pamalyn Suite 800 Las Vegas, Nevada 89119 SkyBridge Wireless, Inc. 6565 Spence Street Suite 204 Las Vegas, Nevada 89119

21.	Assignment and Sublicensing

a.	Notwithstanding anything to the contrary contained in this License Agreement, Licensee shall not assign, convey, pledge, encumber or otherwise transfer this License Agreement or any interest herein or license, sublicense, grant any concession or otherwise give permission to any one other than Licensee to occupy the Premises, operate the Equipment or enjoy any benefit of or arising under this License Agreement without the prior written consent of Licensor. Any attempted assignment, conveyance, pledge, encumbrance, transfer, license or concession agreement without Licensor’s prior written consent thereto shall be void and confer no rights upon any third person. The sale, assignment, transfer, or disposition, whether for value, by operation of law, gift, will or intestacy, of (i) twenty-fire percent (25%) or more of the issued and outstanding stock of Licensee if Licensee is a corporation, or (ii) the interest of any general partner, joint venture, associate or co-tenant, if Licensee is partnership, joint venture, association or cotenancy, shall be deemed an assignment of this License Agreement under this paragraph 21.

b.	In the event of any assignment of this License Agreement whether consented to be Licensor or otherwise, Licensee shall remain primarily liable on its covenants hereunder. In the event of an assignment the assignee shall agree in writing to perform and be bound by all of the covenants of this License .Agreement required to be performed by Licensee.

22.	Miscellaneous.

a.	The waiver by either party of any breach of any term, provision, covenant or condition contained in this License Agreement, or the failure of such party to insist on the strict performance by the other party, shall not be deemed to be a waiver of such term, provision, covenant or condition as to any subsequent breach thereof or of any other term, covenant or condition contained in this License Agreement. The acceptance of payments of the Fee hereunder by Licensor shall not be deemed to be a waiver or any breach of default by Licensee of any term, provision, covenant or condition herein, regardless of Licensee’s knowledge of such breach or default at the time of acceptance of such Fee payments.

b.	All covenants and agreements to be performed by Licensee under any of the terms of this License Agreement shall be performed by Licensee at Licensee’s sole expense and without abatement of the Fee or any portion thereof. If Licensee shall fail to observe and perform any covenant, condition, provision or agreement contained in this License Agreement or shall fail to perform any other act required to be performed by Licensee, Licensor may, upon notice to Licensee, but without any obligation whatsoever, and without waiving or releasing Licensee from any default or obligations of Licensee, make any such payment or perform any such obligation on Licensee’s part to be performed. All sums so paid by Licensor and all costs incurred by Licensor, including reasonable attorneys’ fees, shall be payable to Licensor on demand and Licensee covenants to pay any such sums.

c.	This License Agreement along with any exhibits and attachments or other documents affixed hereto, or referred to herein, constitutes the entire and exclusive agreement between Licenser and Licensee with respect to the Premises and the operation thereof by Licensee hereunder. This License Agreement and said exhibits and atachments and other documents may be altered, amended, modified or revoked only by an instrument in renting signed by both Licensor arid Licensee. Licensor and Licensee hereby agree that all prior or contemporaneous oral understandings, agreements or negotiation is relative to the Premises and the operation thereof are merged into and revoked by this instrument.

d.	Subject to the provisions of paragraph 31 relating to assignment, this License Agreement is intended to and does bind the heirs, executors, administrators, successors and permitted assigns of any and all of the parties hereto.

e.	If any term or provision of this License Agreement, the deletion of which would not adversly affect the receipt of any material benefit by either party hereunder, shall be held invalid or unenforceable to any extent, the remaining terms, conditions and covenants of this License Agreement shall not be affected thereby and each of said terms, covenants and conditions shall be valid and enforceable to the fullest extent permitted by law.

f.	Time is of the essence of this License Agreement and each provision hereof in which time of performance is established

g.	This License Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of Nevada.

h.	If any action or proceeding is brought by Licensor or Licensee to enforce its respective rights under this License Agreement, the unsuccessful party therein shall pay all costs incurred by the prevailing party therein, including reasonable attorneys’ fees to be fixed by the court.

i.	This License Agreement creates a license only and Licensee acknowledges that it does not and shall not claim at any time any real property interest or estate of any kind or to any extent whatsoever in the Property, Premises or the Tower by virtue of this License Agreement or Licensee’s use of the Premises pursuant hereto. Notwithstanding any provision of this License .Agreement Licensor does not by this License Agreement, in any manner nor for any purpose, become a partner or joint venture of Licensee in the conduct of its business or otherwise.

IN WITNESS WHEREOF, the undersigned parties by and through their duly authorized officers or representatives

Frontier Radio Inc BY: /s/ James A Bartlett Jr —————————————— James A Bartlett Jr Treasurer Skybridge Wireless, Inc BY: /s/ Jason Neiberger —————————————— Jason Neiberger President

Communications Site License Agreement

Exhibit “A”

Property Description

Site Name:	Frontier Radio, Inc.
Site Location:	270 East Pamalyn
Coordinates:	North: 36 04 01
West: 115 09 39

Communications Site License Agreement

Exhibit “B”

Space configuration

Communications Site License Agreement

Exhibit “C”

Equipment

Type of Antenna	Antenna #1	Antenna #2
Antenna Quality	1	1
Receive or Transmit	RX/TX	RX/TX
Manufacture	Proxim	Proxim
Type of Antenna	Directional	Directional
Model #	48001-001	48001-001
Antenna Weight	10lbs	10lbs
Antenna Dimensions	10.5Wx10.5Hx7"	10.5Wx10.5Hx7"
Antenna Mount Height
Rad Center AGL
Mount Type	Pole Mount	Pole Mount
Tower Lag
Direction of Radiation	North	East
TX Frequency	5742.19MHz	5806.10MHz
RX Frequency	5742.19MHz	5806.10MHz
Receive Band of Freq	5725-5825MHz	5725-5825MHz
Transmit Band of Freq	5725-5825MHz	5725-5825MHz
Antenna Gain	20dBi	20dBi
# of Lines per Antenna	1	1
Line Type	Ethernet	Ethernet
Line Diameter	1/8"	1/8"
Call Sign(s)	N/A	N/A
Manufacturer	Proxim	Proxim
Type & Model	48001-001	48001-001
Type of Service	Digital	Digital
Rack/Cabinet Dimensions	N/A	N/A
TX Frequency	5742.19MHz	5806.10MHz
TX Power Output (Watts)	31.6mW	31.6mW
RX Frequency	125dB	125dB
Licensed ERP	450mA	450mA
Actual Power Consumption	Outlet Access	Outlet Access
Electric Service Required	110 VAC 1 AMP	110 VAC 1 AMP
# of Outlets	1	1
Combiner # of Potts	N/A	N/A

Communications Site License Agreement

Exhibit “D”

FCC Operating Licenses